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Expertise & Experience Make Todd the Right Choice to Build Washington State Ferries

SEATTLE, WASHINGTON . . . February 11, 2005 . . . Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary Todd Pacific Shipyards Corporation ("Todd Pacific") is uniquely suited to be the provider of choice to construct four new ferries for the Washington State Ferry System. Washington State Department of Transportation ("WSDOT") announced today that Todd Pacific is the only shipyard found to be qualified for the design and construction of the new ferries. Washington State Ferries is asking the Legislature to allow for a contract award based on a negotiated contract with price incentives.

"The Washington State Department of Transportation clearly recognizes that Todd Pacific can provide unmatched quality and value because we've demonstrated it time and again in our work for the ferry system," said Steve Welch, Todd Pacific CEO.

Each ferry would have a capacity of 130 cars and more than 1,200 passengers and crew. Todd Pacific operates the most extensive and complete shipyard in Washington. Todd Pacific has worked for WSDOT for many years and built the Jumbo Class and Jumbo Mark II Class ferries that are key service providers in the largest ferry system in the country. In fact, Todd Pacific is the only shipyard in operation today to have constructed vehicle ferries for Washington State in the last 30 years. On its most recent ferry construction contract for WSDOT, Todd Pacific was able to deliver excellent quality Jumbo Mark II Class ferries, currently the largest and most technically sophisticated in the WSDOT fleet, ahead of schedule.

Todd Pacific has been performing ship construction, maintenance and repair for more than 88 years at its Harbor Island facility in Seattle. As a full-service shipyard, Todd Pacific is known for its ability to complete demanding building, conversion, maintenance and repair jobs of all sizes and descriptions. Todd Pacific continuously invests in industry-leading advancements, such as its Lean Production System, to upgrade its production and management processes. Todd Pacific's 46-acre facility has two drydocks, including the largest floating drydock in Puget Sound, and five piers.

Todd Pacific also has extensive experience as a prime contractor, pulling together diverse teams of service providers to execute financially and technically challenging projects to meet the needs and expectations of its customers. Todd Pacific's people and its key suppliers are capable of servicing WSDOT's new construction requirements, as well as continuing to provide excellent service to its highly valued customers such as the U.S. Navy, U.S. Coast Guard and commercial interests.

Todd has operated a shipyard in Seattle since 1916 and currently employs more than 750 people. Eleven labor unions are represented at Todd Pacific.

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